UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 16, 2011
Energizer Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Missouri (State or other jurisdiction of incorporation)	1-15401 (Commission File Number)	43-1863181 (IRS Employer Identification Number)
533 Maryville University Drive
St. Louis, Missouri 63141
(Address of principal executive offices)
Registrant’s telephone number, including area code: (314) 985-2000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure
The following sets forth supplemental historical financial information. Such financial information provided below should be read in conjunction with and is qualified in its entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes contained in the Company’s Annual Report on Form 10-K for the year ended September 30, 2010 and Quarterly Reports on Form 10-Q for the quarters ended December 31, 2010 and March 31, 2011.
The non-GAAP information set forth below is reconciled to the most directly comparable GAAP financial measure as required by Regulation G.

										LTM
	FY2002	FY2003	FY2004	FY2005	FY2006	FY2007	FY2008	FY2009	FY2010	31-Mar-2011
Net Earnings	$186.4	$169.9	$261.0	$280.7	$260.9	$321.4	$329.3	$297.8	$403.0	$338.3

Income Taxes	92.0	67.7	86.8	108.0	95.7	112.8	143.9	147.5	140.4	101.8

Interest & Other Financing Items	21.2	43.9	32.8	50.1	79.2	76.7	192.0	165.7	133.5	120.4
Venezuela Develuation[1]	—	—	—	—	—	—	—	—	18.3	(4.6)
Restructuring & Related Charges[2]	10.3	0.2	20.4	5.7	37.4	18.2	3.2	47.4	7.8	41.2
Acquisition Integration Costs	—	—	17.9	3.4	—	—	17.9	4.8	3.0	10.6
Acquisition Inventory Valuation	—	89.7	—	—	—	—	27.5	3.7	—	7.0
Other One-Time Items[3]	15.0	20.0	—	—	4.5	—	—	(24.1)	—	—
Gain on Sale/IP Income[4]	(6.3)	(14.2)	(1.5)	—	—	—	—	—	—	—
Stock-based Compensation[5]	2.6	1.9	13.0	14.3	16.0	25.3	26.4	15.3	28.2	31.3

Adjusted EBIT	$321.2	$379.1	$430.4	$462.2	$493.7	$554.4	$740.2	$658.1	$734.2	$646.0

Depreciation and Amortization	57.4	83.2	115.8	116.3	117.5	115.0	141.3	130.4	139.2	155.0

Adjusted EBITDA	$378.6	$462.3	$546.2	$578.5	$611.2	$669.4	$881.5	$788.5	$873.4	$801.0

(1)	Devaluation of Venezuelan currency accounted for through FX gains / (losses) in Other Financing Costs;

(2)	Includes provisions for realignment and related costs, restructuring costs and “Voluntary Employee Retirement Option” (VERO)/workforce reduction initiative;

(3)	Other One-Time Items includes accounts receivable write-down from a customer bankruptcy in FY2002, early debt payoff penalty in FY2003, charge for change in statutory pension accounting in foreign subsidiary in FY2006 and benefit from change in employee “Paid Time Off” (PTO) vesting policy in FY2009;

(4)	IP income in FY2003 and FY2004 related to licensing of certain intellectual property rights to third parties;

(5)	Accounting for stock-based compensation expense based on APB25 in FY2002 and FY2003 and based on SFAS123/123R thereafter.
While the Company reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this presentation includes non-GAAP measures. These non-GAAP measures, including but not limited to Adjusted EBIT and Adjusted EBITDA, are not in accordance with, nor are they a substitute for, GAAP measures. The Company believes these non-GAAP measures provide a more meaningful comparison to the corresponding reported period and assist investors in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.
The information included in this Item 7.01 shall be deemed to be “furnished” and shall not be deemed to be “filed” with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Item 8.01. Other Events
On May 16, 2011, the Company issued a press release, attached hereto as Exhibit 99.1 and incorporated herein by reference, announcing its intention to offer $600 million in aggregate principal amount of senior notes due 2021 (the “Notes”) in a private placement, subject to market and other conditions. The Notes will be guaranteed on a senior unsecured basis by each of its subsidiaries that are guarantors of any of the Company’s credit agreements or other indebtedness for borrowed money. The net proceeds of the offering are expected to be used for the repayment of approximately $575 million of indebtedness and for general corporate purposes.
The information contained in this Item 8.01 is neither an offer to sell nor a solicitation of an offer to buy any of the Notes. The Notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”) and outside the United States to non-United States persons in compliance with Regulation S under the Securities Act. The Notes to be offered will not be registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.
Item 9.01. Financial Statements and Exhibits.
See Exhibit Index.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.
By:	/s/ Daniel J. Sescleifer
Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer

Dated: May 16, 2011

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 16, 2011.